EXHIBIT 10.39

                                VENDOR AGREEMENT

Effective Date: February 21, 2006

THIS VENDOR AGREEMENT (the "Agreement") is made and entered into by and between Best Buy Purchasing LLC, a Minnesota corporation ("Best Buy"), having its principal office at 7601 Penn Avenue South, Richfield, Minnesota, 55423, U.S.A., and SLS International, Inc., a corporation organized under Delaware law ("Vendor"), having its principal office at 1650 W. Jackson, Ozark, MO 65721.

WHEREAS, This Agreement is intended to set forth the terms and conditions applicable to the purchase of goods from Vendor and their distribution, marketing and resale by Best Buy Purchasing LLC and its designated affiliates.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.  LICENSE TO SELL PRODUCTS

1.1 Appointment of Authorized Dealer. Vendor appoints Best Buy Purchasing LLC and each of its designated affiliates (collectively, "Dealer") as an authorized dealer. The designated affiliates will include Best Buy Stores, L.P., and BestBuy.com, Inc., or as updated from time to time upon notice to Vendor ("Affiliates").

1.2 Territory. Vendor grants Dealer a non-exclusive license to distribute any products Vendor sells to Dealer ("Product" or "Products"), to end-users and commercial buyers in the United States (and its territories), Canada and other territories as may be agreed to by the parties from time to time. Dealer shall sell the Products through Dealer's sales channels including but not limited to its present and future retail stores in the Territory, Internet web sites, distribution centers and mail order distribution centers.

2.  PRICING AND TAXES

2.1 Prices. Vendor will sell the Products to Dealer at the prices then in effect on its current price list, as may be changed from time to time, or as otherwise agreed between the parties. All prices, benefits and allowances offered to Dealer will not be less favorable than those prices, benefits or allowances extended to any other similarly situated customers of Vendor. Vendor's prices do not include sales, use, excise, or similar taxes.

2.2 Taxes. The amount of any valid present or future sales, use, excise, or other similar tax that is attributable to Dealer will be paid by Dealer; or in lieu thereof, Dealer will provide Vendor with a tax exemption certificate acceptable to the taxing authorities.

2.3 No Minimum Purchase Requirement. Dealer shall have no obligation or liability to purchase all or any particular volume of any type of Products or parts from the Vendor. Dealer does not guarantee, and is not obligated to issue, any particular number or type of purchase orders with the Vendor. Dealer shall not be liable to the Vendor for loss of business or revenues, or excess inventory, if Dealer's purchase orders do not meet the Vendor's expectations.

3.  PURCHASE ORDERS

Orders for Vendor's Products will be initiated by electronic purchase orders submitted by Dealer and will be binding upon the parties upon acceptance by Vendor, provided that Dealer reserves the right to cancel a purchase order at any time prior to the shipment date. Vendor will be deemed to have accepted a purchase order if Vendor fails to reject the purchase order by notifying Dealer within twenty-four (24) hours of its receipt thereof, not including weekends and nationally recognized holidays.

4.  PAYMENT

4.1 Invoices. All Vendor invoices will be sent via Electronic Data Interchange
(EDI) to Dealer no earlier than the Product shipment date in connection with each accepted and fulfilled purchase order. Dealer will pay amounts due in each such invoice pursuant to the credit terms established by the parties, which will be set forth in the Vendor Program Agreement, the terms of which will be agreed to by the parties and which will be attached as an addendum hereto, as further described in Section 10. The designated credit term will commence on the later of (a) the date Dealer receives Products at the FOB point specified in Section 5, or (b) the date Dealer is authorized to resell the applicable Products, i.e. the "street date." Payment will not be considered late by Vendor for purposes of calculating early payment discounts if payment is sent by Dealer within one (1) week of the due date or if payment is delayed because of an EDI communication failure or due to an indebtedness of Vendor to Dealer. No interest or other charges will be payable by Dealer upon this Agreement, or any resulting invoice, whether claimed by reason of late payment or otherwise. All transactions will be valued and paid in United States currency.

4.2 Right to Make Offset. Dealer may offset from Vendor's invoice any indebtedness of Vendor to Dealer, whether or not related to this Agreement. Vendor agrees to not contest Dealer's deduction if Vendor fails to send a written denial thereof, including all supporting documentation, to Dealer within ninety (90) days of the date of deduction (Dealer's check date). Such written denial will be made by Vendor by submitting notice to Dealer via Dealer's standard Dispute Control Document, available at Dealer's Vendor Extranet web site, WWW.EXTENDINGTHEREACH.COM.

4.3 Statement of Account. From time to time upon request by Dealer, Vendor will provide a complete statement of account that will include but not be limited to unpaid invoices and disputed deductions. Such statement of account will also disclose all credit memos issued and outstanding. The statement of account will be forwarded by electronic mail in spreadsheet format or by regular mail per Dealer's instructions. Statements for merchandising/inventory accounts will be separate from any statement of account for parts purchased by Dealer for Product service and out-of-warranty repairs.

4.4 Debit Balances. If Vendor is indebted to Dealer but there is no outstanding balance due to Vendor, Vendor will pay the amount due to Dealer via check or wire transfer in full within thirty (30) days of receipt of notification thereof from Dealer. If the amount in question is disputed, the parties agree to work in good faith to reconcile the matter so that payment to Dealer of any undisputed amount will be made within sixty (60) days of Dealer's original notice to Vendor. In no event will Dealer be obligated to take a credit against future purchases.

5.  SHIPPING

5.1 Shipping Terms: The parties hereby agree to the ground shipment terms selected below:

[ ] FOB Destination, Freight Prepaid by Vendor. Vendor will be responsible for carrier selection and routing instructions. Vendor will pay all costs and expenses incurred prior to the FOB point, including without limitation, insurance, freight, and any notification, sort and segregation charges. Title and risk of loss passes upon delivery at the destination specified by Dealer, which may include but is not limited to its stores, distribution centers, and third-party fulfillment providers. Vendor is encouraged to utilize Dealer's preferred carriers to improve on-time performance, minimize transit times and reduce the need for expedited shipments.

[X] FOB Origin, Freight Collect and Allowed. Dealer will be responsible for carrier selection, routing instructions and pick-up appointments at Vendor's domestic origin facility. In addition, Dealer is responsible for carrier freight payments, submitting freight claims for loss and damage, scheduling appointments at destination, and tracking and tracing freight in transit. Title and risk of loss passes to Dealer upon delivery at Vendor's domestic origin shipping dock. Vendor agrees to have Products in ship-ready condition on the ship date specified in the applicable purchase order and provide forty-eight (48) hour notice of pick-up request to Dealer. The attached Collaborative Transportation Agreement, as amended from time to time by the parties, if applicable, contains additional terms that define the parties' responsibilities under this shipping arrangement.

5.2 Time is of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT WITH RESPECT TO THE SPECIFIED DATES FOR SHIPMENT OF PRODUCT.

5.3 Expedited Shipments. Vendor will pay any additional freight expenses incurred in connection with an expedited shipment arising from a shipment delay or other cause attributable to Vendor. Dealer will pay any additional freight expenses incurred in connection with an expedited shipment arising from a shipment delay or other cause attributable to Dealer.

5.4 Other Charges. Any charges related to special requests of Vendor to carrier, including loading assistance, detention, or any other instructions, prior to title passage, will be the responsibility of the Vendor.

5.5 Direct Import Addendum. Terms relating to Products that are imported by Dealer, if applicable, are set forth in the attached Direct Import Addendum, which is incorporated herein by reference.

6.  PRICE PROTECTION; NOTICE OF PRICE INCREASES

6.1 Price Protection. If Vendor issues a price decrease for Products (a) the lower price will be reflected on Vendor's invoice with respect to any price decrease that occurs prior to shipment and (b) Dealer will receive price protection credit with respect to Dealer's on-hand inventory existing on the effective date of the price decrease, which will include Product wherever located (e.g., inventory located in stores, warehouses, return centers and Product in transit between these locations or from Vendor to Dealer). Dealer will submit a cost adjustment claim to Vendor that is supported by documentation that reflects Dealer's inventory records of Product subject to price protection credit.

6.2 Notice of Price Increases. Except as otherwise agreed, Vendor will give Dealer ninety (90) days prior written notice to Dealer of the effective date of any price increases. A price increase will not affect Dealer's cost on a purchase order accepted by Vendor prior to the effective date of such price increase.

7.  RETURNS

7.1 Return Rights. Dealer will have the right to return for full credit or refund of Dealer's cost any Products (a) against which an allegation is made that the use of such Products infringes on any patent, trademark, trade secret, copyright, right of privacy or publicity, or any other tangible or intangible proprietary or intellectual property right; (b) that are not manufactured, packaged, or labeled in accordance with industry standards and/or all applicable laws, ordinances, rules, and regulations; (c) that are shipped in error or in non-conformance with Dealer's purchase order; (d) that have caused injury to person or property; and (e) that are damaged or Defective. Returned Products will be shipped FOB Origin, Freight Collect from Dealer's product return center, distribution center or stores, as the case may be.

7.2 Defective Products. For purposes of this Agreement, a "Defective" Product means any Product that is visually or operationally defective and Product that has been returned by a customer in accordance with Dealer's end-user return policy. Dealer's end-user return policy allows for the return of most Products with or without cause for a specified period after purchase, regardless of whether the Product packaging has been opened or whether the Product is actually defective.

7.3 Return Procedures. If a Vendor Return Authorization is first required by either party prior to Dealer's return of Product to Vendor, Vendor agrees to provide a unique Return Authorization number to Dealer within two (2) business days of Dealer's request. Vendor will allow delivery of return Product as of the day the Return Authorization is issued to Dealer. If Vendor requires that Dealer make an appointment to deliver returned Product, such appointment will be provided by Vendor within three (3) days of the carrier's expected arrival time. Upon shipment of the return Product to Vendor, Dealer will send a Return Goods Memo (debit memo) to Vendor that references the corresponding Return Authorization number, if any, along with quantity and dollar amounts on a per unit basis. Dealer may thereafter deduct the total dollar amount of the return Product from Vendor's invoice. Vendor agrees to send a credit memo to Dealer for the amount specified in the Return Goods Memo within ninety (90) days of the date of Dealer's deduction. Such credit memo will reference either Dealer's Return Goods Memo number or the Return Authorization number. Product returned to Vendor will be delivered in their original, undamaged containers, provided that Vendor will not consider a container with a removed UPC to be damaged for purposes of calculating the return credit if such UPC was removed by an end-user in connection with a Vendor-sponsored rebate offer. In the event Dealer rightfully requests a return of Products under this Agreement and Vendor fails to timely provide a Return Authorization or accept delivery thereof, Dealer may take any action in its sole and reasonable discretion at Vendor's expense, which may include but is not limited to storage, liquidation or destruction of the Products, provided however that if Dealer liquidates the Products, Dealer shall not be entitled to refund or credit. If Vendor receives Product from Dealer that Vendor believes is non-returnable and Dealer agrees, Vendor will return such Product to Dealer's originating Product returns location at Dealer's expense within ninety (90) days of Vendor's determination and the shipment cartons will reference the original return shipment's Return Authorization number or Return Goods Memo number.

7.4 Additional Return Rights. Additional or different return rights may be specified in a Vendor Program Agreement (e.g., stock-balancing, defective allowances) as mutually agreed to by the parties, as further described in
Section 10, and as may be attached hereto. If the parties agree to a defective allowance, such allowance will replace Dealer's right to return Defective Products as provided herein, except that if the actual defective rate for a particular Product exceeds the applicable allowance, Dealer may either adjust the allowance accordingly or return the excess Defective Product to Vendor for full credit or refund. A defective allowance will have no effect upon Dealer's return rights as otherwise provided in this Agreement.

7.5 Warranty Returns; Appointment of Authorized Return Center. Vendor appoints Dealer as an "Authorized Return Center" for the return by end-users of those Products under a manufacturer's warranty. Except as may otherwise be agreed in a comprehensive Product Service Agreement, which will be an addendum hereto as further described in Section 11, Dealer will (a) receive the in-warranty Product from the end-user, (b) provide the end-user with an in-store credit ("In-Store Credit"), and (c) send the end-user's defective Product to Vendor after receiving Vendor's return authorization, if required. The appointment of Dealer as an Authorized Return Center is non-exclusive and will include all present and future Dealer locations which Dealer designates to accept the Product returns. This appointment of Dealer as an Authorized Return Center will survive the expiration or termination of this Agreement to the extent necessary to satisfy end-user warranty requests.

8.  DISCONTINUED PRODUCT

A "Discontinued Product" means any Product that Vendor has stopped manufacturing or any Product that undergoes a change in appearance or packaging. Vendor agrees to provide Dealer with at least ninety (90) days advance written notice of the occurrence of a Discontinued Product, or as soon as possible in the event that the discontinuance is caused by actions taken by a component part supplier of Vendor. Upon notice of such Discontinued Product, Dealer may, without penalty or liability, cancel any outstanding purchase orders (orders which have not yet been shipped by Vendor) pertaining to the Discontinued Product. With respect to Dealer's existing inventory of Discontinued Product, Dealer and Vendor will work together in good faith to either negotiate a cost markdown of such existing inventory, or return such Discontinued Product to Vendor for full credit or refund; provided, however, if the parties do not mutually agree to either of the former, Dealer reserves the right to return the Discontinued Product for full credit or refund.

9.  VENDOR PERFORMANCE AND OPERATIONS STANDARDS

Other terms that are relevant to doing business with a particular operating division of Dealer or Affiliate may be found in the Vendor Performance and Operations Standards, which is a part of this Agreement and incorporated herein by reference. The Vendor Performance and Operations Standards may be accessed at Dealer's Vendor Extranet web site, WWW.EXTENDINGTHEREACH.COM The Vendor Performance and Operations Standards may include but is not limited to information concerning Electronic Data Interchange (EDI), Returns Procedures, Routing and Shipping Guides and the Shipping Performance Management Program, all of which may be updated from time to time by Dealer upon notice to Vendor.

10. VENDOR PROGRAM AGREEMENT

Dealer and Vendor may agree upon certain business terms from time to time concerning matters such as Products, pricing, market development/cooperative advertising/merchandising funds, invoice credit terms, stock rotation, volume rebates, new store allowances, and the like. Such terms will be contained in one or more Vendor Program Agreements, which will be considered an addendum hereto, as amended from time to time by the parties in writing. In the event of conflict between business terms of any Vendor Program Agreement and this Agreement, the business terms contained in such Vendor Program Agreement will control.

11. PRODUCT SERVICE AND WARRANTY REPAIRS

Dealer is committed to meeting its customers' high expectations concerning post-sale service and warranty repairs. A comprehensive Product Service Agreement between the parties may be necessary to ensure customer satisfaction. If applicable, the attached Product Service Agreement controls the servicing and warranty repairs of the Products and will be executed by both parties prior to or simultaneous with the execution of this Agreement.

12. TRADEMARKS; VENDOR-PROVIDED CONTENT

12.1 Trademark Use. Vendor grants Dealer a license to use, exhibit, excerpt, reproduce, publish, publicly perform and transmit via the Internet and otherwise use all trade names, trademarks, and service marks associated with the Products for the sole purpose of promoting and selling the Products. This Agreement does not grant Vendor any right or license to use Dealer's trade names, trademarks or service marks, promotional material, copy, graphics, themes, strategies, inventions, program, and files without first obtaining Dealer's express written approval, provided however that Vendor may refer to Dealer as an outlet for the Products.

12.2 Vendor Content. Vendor may provide to Dealer, without limitation, Product specifications, images, and other textual, graphical and/ or multimedia content regarding the Products for use in preparing advertising and promotional material ("Vendor Content"). Vendor hereby grants Dealer a license to use, exhibit, excerpt, reformat, modify, reproduce, publish, publicly perform and transmit via the Internet and otherwise use such Vendor Content for the sole purpose of advertising and promoting the Products.

12.3 Use After Termination. Upon termination of this Agreement, Dealer may continue to advertise and promote the Products, using the Vendor's trade names, trademarks, service marks and Vendor Content until inventory depletion.

13. CONFIDENTIALITY

This Agreement and any information marked as confidential or, regardless of form (written/electronic/oral) or marking, is of the nature that a reasonable person would understand its owner would not want it disclosed to the public will be considered to be Confidential Information. Further, Confidential Information will also include (a) any document or data transaction between the parties; (b) matters of a technical nature such as trade secret processes or devices, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of products or services planned or being developed, and research subjects, methods and results, (c) matters of a business nature such as information about costs, profits, pricing, policies, markets, sales, suppliers, customers (e.g., names and addresses), product plans, and marketing concepts, plans or strategies, (d) matters relating to project initiatives and designs, (e) matters of a human resources nature such as employment policies and practices, personnel, including individual names, addresses, and telephone numbers; compensation and employee benefits, (f) other information of a similar nature not generally disclosed to the public. Each party agrees not to disclose Confidential Information except to employees, or a third party subject to a similar confidentiality agreement, which have a need to know to perform their responsibilities. Each party agrees to take at least the same precautions to protect Confidential Information as such party would utilize to ensure the protection, confidentiality and security of its own confidential information. Each Party, at its own expense, will properly use security procedures that are reasonably sufficient to ensure that all transmissions of documents are authorized and to protect its business records and data from improper access. Confidential Information will not include any information which
(a) is or becomes generally known or available through no act or failure to act by the receiving party; (b) is already known by the receiving party as evidenced by its written records; (c) is hereafter rightfully furnished to the receiving party by a third party without restriction on disclosure; or (d) is disclosed in response to a valid order by a court or other governmental body, provided that the receiving party provides the disclosing party with prior written notice of such disclosure as soon as reasonably possible in order to permit the disclosing party to seek confidential treatment of such information. Upon the expiration or earlier termination of this Agreement, a party may, in writing, request either the prompt return or destruction, and a written certification of such destruction, of any Confidential Information provided to the other party. Each party further acknowledges that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information and that the non-disclosing party will be entitled to seek all remedies and damages available in law and equity, including but not limited to such injunctive relief as may be deemed proper by a court of competent jurisdiction.

14. ADDITIONAL OBLIGATIONS OF VENDOR

14.1 Product Materials. Vendor will provide to Dealer, at no charge, an adequate number of Product samples, adequate copies of any marketing and technical information, service manuals, detailed Product specifications, end-user warranties and other Product data and materials.

14.2 Training. Vendor will assist with the training of Dealer personnel on Dealer's premises as reasonably necessary to ensure that Dealer's sales and service personnel will be adequately knowledgeable with respect to the Products.

14.3 Compliance with Laws. Vendor will notify Dealer within ten (10) days regarding the existence and nature of Vendor's knowledge of any material non-compliance with applicable laws, or its notice of a claim from a consumer (which, individually or in the aggregate, may reasonably be expected to result in material liability to Vendor and/or Dealer) that a Product is defective or does not comply with all applicable laws.

15. REPRESENTATIONS AND WARRANTIES

15.1 Vendor's Representations and Warranties. Vendor represents and warrants to Dealer that (a) it has the authority to enter into this Agreement and to sell the Products to Dealer, free and clear of all liens, charges, encumbrances, or other restrictions, and that the persons signing this Agreement on behalf of Vendor are authorized to sign; (b) the Products will be free from defects in material and workmanship, and will be fit and safe for the use(s) normally and reasonably intended; (c) the Products are of merchantable quality and will perform in conformance with specifications and Vendor samples; (d) it will provide a manufacturer's warranty to end-users of the Products that is generally consistent with or superior to industry standards; (e) it will comply with all applicable federal, state, and local laws and regulations in performing its obligations under this Agreement, including but not limited to laws and regulations pertaining to product design, manufacture, packaging and labeling and, if applicable, importation and the Foreign Corrupt Practices Act; and (f) the Products are not produced, manufactured, assembled or packaged by the use of forced labor, prison labor or forced or illegal child labor and that the Products were not trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions or for the purpose of avoiding compliance with forced labor, prison labor or child labor laws.

15.2 Dealer's Representations and Warranties. Dealer represents and warrants to Vendor that (a) it has the authority to enter into this Agreement, and that the persons signing this Agreement on behalf of Dealer are authorized to sign; (b) it will comply with all applicable federal, state, and local laws; and (c) it will exert commercially reasonable efforts to promote and sell the Products consistent with Dealer's sales, marketing and merchandising plans, as may be amended from time to time in Dealer's sole and absolute discretion.

16. TERM AND TERMINATION

16.1 Term. This Agreement will be effective for an initial term of one (1) year commencing on the Effective Date hereof and will automatically renew for successive periods of one (1) year each following the initial term of this Agreement unless either party gives the other written notice to the contrary at least thirty (30) days prior to the scheduled date of renewal or unless sooner terminated as provided herein.

16.2 Termination. Either party may terminate this Agreement at any time without cause upon ninety (90) days written notice to the other party. In the event a party is in material breach of this Agreement, this Agreement may be terminated immediately by the non-breaching party, provided that notice describing the breach has been provided to the breaching party and the breaching party has failed to cure such breach within thirty (30) days of its receipt thereof.

16.3     Events on Termination.

         (a) Without Cause. Upon expiration or the termination of this Agreement without cause, the parties will agree to either (i) completion by Dealer of sell-through of the remaining Product inventory; or (ii) return of the remaining Product inventory to Vendor, for which Dealer will receive a refund, at cost, less one-half (1/2) of the return freight expenses.

         (b) For Cause. Upon termination of this Agreement for cause, the parties will agree to either (i) completion by Dealer of sell-through of the remaining Product inventory; or (ii) return of the remaining Product inventory to Vendor at the breaching party's expense, and Dealer will receive a refund at Dealer's cost for all returned Products.

17. INDEMNIFICATION

Vendor will indemnify, defend, and hold Dealer, its parent, affiliates, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs and expenses arising from or in connection with (a) Vendor's breach of this Agreement, including but not limited to its representations and warranties; (b) acts or omissions of Vendor relating to the Products which includes, but is not limited to claims that the Products, or use thereof, caused personal injury, death, or real or personal property damage; (c) a Product recall, whether or not initiated by Vendor; (d) claims that the Products or any Vendor Content infringe, misappropriate or injure a third party's intellectual property or proprietary rights; (e) false or misleading Product specifications or other Vendor Content provided to Dealer to promote and sell the Products; and (f) Vendor's failure to promptly perform its obligations in connection with a rebate offer. Dealer agrees to give Vendor prompt written notice of any claims, to tender the defense to Vendor, and to grant Vendor the right to control settlement and resolution. Vendor agrees to pay all costs of liability, settlement and defense, including attorney fees and costs..

Dealer will indemnify, defend and hold Vendor, it affiliates, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs and expenses arising from or in connection with (a) Dealer's breach of this Agreement, including but not limited to its representations and warranties; and (b) acts or omissions of Dealer relating to the Products, including but not limited to, altering Vendor Content or the Products so as to violate any intellectual property or proprietary rights of third parties.

18. INSURANCE

18.1 Comprehensive / Commercial General Liability. Vendor will procure and maintain throughout the term of this Agreement a policy of comprehensive general or commercial general liability insurance with a combined single limit of not less than one million dollars ($1,000,000) for each occurrence.

18.2 Workers Compensation; Automobile Liability. If Vendor's agents will be entering Dealer's premises, Vendor will procure and maintain throughout the term of this Agreement: (a) Workers Compensation insurance in an amount not less than the statutory limits and (b) automobile liability insurance with a combined single limit of not less than one million dollars ($1,000,000) for each occurrence for personal injury, including death, and property damage.

18.3 Umbrella Coverage. Vendor will procure and maintain throughout the term of this Agreement Umbrella coverage of not less than ten million dollars ($ 10,000,000).

18.4 Requirements. Vendor will supply Dealer with a Certificate of Insurance with respect to each of the foregoing policies, except Workers Compensation, that names BEST BUY CO., INC., ITS SUBSIDIARIES & AFFILIATES as an Additional Insured, and which also provides that such insurance will not be canceled or changed unless at least thirty (30) days prior written notice has been given to Dealer. The insurance required hereunder will be issued by an insurance company or companies authorized to do business in the United States. Vendor's insurance will be primary and required to respond to and pay claims prior to other coverage.

19. ASSIGNMENT

19.1 Assignment. This Agreement may not be assigned by either party without first obtaining the other party's express written consent, which consent will not be unreasonably withheld; provided, however, that either party may assign this Agreement, without obtaining the other party's express written consent, to
(a) a successor corporation resulting from a merger, consolidation, or non-bankruptcy consolidation or to a purchaser of all or substantially all of either party's assets or a majority, or controlling interest in either party's voting stock, provided that the purchaser's net worth at the time of purchase is equal to or greater than that of the party in question, and further provided that the purchaser is not a competitor of the other party; and (b) a present or future subsidiary or affiliate. Any attempted assignment in violation of this Agreement will be null and void.

19.2 Assignment of Accounts Receivable. If Vendor assigns payments to an assignee/factor, Vendor understands and agrees that Vendor and the assignee/factor will be required to sign Dealer's standard acknowledgment form to assure Dealer that the assignee/factor understands the rights and obligations being assigned, including the right of Dealer to make offsets.

20. AUDIT RIGHTS; CLAIMS

20.1 Audit Rights. Upon reasonable prior written notice and at reasonable times during regular business hours, each party will have the right to audit the other party's books and records to assure compliance with the terms and conditions of this Agreement. If the audit reveals that a party is not performing in material compliance with the terms of this Agreement, then, in addition to any other legal and equitable rights and remedies available, the party not in compliance will reimburse the other for the reasonable costs of the audit.

20.2 Claims. Except as otherwise provided in this Agreement, claims by either party, however asserted, will be commenced within two (2) years from the date the cause of action accrues.

21. CONFLICT OF INTEREST AND CODE OF CONDUCT POLICIES

Vendor agrees to respect and abide by Dealer's conflict of interest and code of conduct policies, which are available at WWW.EXTENDINGTHEREACH.COM and may be amended from time to time by Dealer. Vendor should contact Dealer's email hotline at VENDOR.RELATIONS@BESTBUY.COM for information concerning Dealer's policies and to discuss any ethical or conduct concerns that they may have as a result of their contact with Dealer personnel. Vendor understands and acknowledges that Dealer's conflict of interest and code of conduct policies address Vendor-paid travel, gifts and gratuities, offering and accepting bribes, family members and close personal relationships involving employees of both parties, personal investments in the other party, Vendor-sponsored charitable and other events, Vendor product samples, Vendor promotional copies, direct personal purchases from Vendors by Dealer employees, and awards, incentives and other spiffs from vendors. Vendor agrees to avoid conflict of interest situations with Dealer and to deal at arms length with Dealer. Dealer similarly agrees to abide by Vendor's policies concerning these subject matters.

22. FORCE MAJEURE

Neither party will be in breach of this Agreement solely due to causes beyond the control and without the fault or negligence of such party. Such causes may include, but are not restricted to, acts of God or of a public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, power failure, or failure of the U.S. postal system, but in every case the failure to perform will be beyond the control and without fault or negligence of the party failing to perform. Each party will inform the other of any Force Majeure event within five (5) business days of its occurrence.

23. NOTICES

All notices, requests, demands and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given if hand-delivered or mailed by either registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service, receipt confirmed. In the case of notices via first-class mail or courier service, notices will be deemed effective upon the date of receipt. Notices will be addressed to the parties as set forth below, unless either party notifies the other of a change of address, in which case the latest noticed address will be used:

Notices To Vendor:                 Notices To Dealer:
------------------                 ------------------
SLS International, Inc.            Best Buy Purchasing LLC
1650 W. Jackson                    7601 Penn Avenue South
Ozark, MO 65721                    Richfield, MN 55423-3645
Attn:  Ed Moist                    Attn: Senior Vice President, Merchandising
417-883-4549                       Copy To: Manager, Vendor Relations
                                   Copy To: General Counsel, Legal Department

24. GENERAL

24.1 Relationship of the Parties. The relationship between the parties will be that of independent contractor. Nothing herein will be construed as creating or constituting the relationship of employer/employee, franchiser/franchisee, principal/agent, partnership, or joint venture between the parties.

24.2 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted under the laws of the State of Minnesota.

24.3 Enforceability. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision will be more narrowly and equitably construed so that it becomes legal and enforceable, and the entire Agreement will not fail on account thereof and the balance of the Agreement will continue in full force and effect.

24.4 No Waiver. Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof. Neither party will be deemed, by any act or omission, to have waived any of its right or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any other right or remedy, or as to a subsequent event.

24.5 Counterparts and Electronics Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other "electronic signature" (as defined in the Electronic Signatures in Global and National Commerce Act of 2000) in a manner agreed upon by the parties hereto.

24.6 Entire Agreement; Amendments. This Agreement, including any addenda or exhibits attached hereto, contains the entire Agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations and oral understandings, if any, and may not be amended, supplemented, or modified in any way, except by an amendment in writing and signed by authorized representatives of the parties hereto. No amendment will be effected by the acknowledgement or acceptance of a purchase order, invoice, or other forms stipulating additional or different terms. This Agreement will inure to the benefit of and be binding upon each of the parties and their respective successors, assigns, heirs, executors, administrators, trustees and legal representatives.

24.7 Reservation of Rights. Duties and obligations imposed by this Agreement and rights and remedies available hereunder will be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law except as otherwise provided herein.

24.8 Headings. Headings used in this Agreement are for the purposes of convenience only and will not affect the legal interpretation of this Agreement.

24.9 Draftsmanship. Each of the parties hereto has been represented by its own counsel. In the event of a dispute, no provision of this Agreement will be construed in favor of one party and against the other by reason of the draftsmanship of this Agreement.

24.10 Survival. The expiration or termination of this Agreement will not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to or which by their nature are intended to survive expiration or termination, including but not limited to provisions relating to confidentiality, warranties, indemnification, returns, and proprietary rights.

ADDENDA (CHECK IF APPLICABLE)

Each checked Addendum is hereby incorporated into and made a part of this
Agreement:

    [X] Vendor Program Agreement                         [ ] Configure to Order Agreement

    [X] Product Service Agreement                        [X] Consignment Agreement

    [X] Certificate of Insurance                         [X] Collaborative Transportation Agreement

    [X] Vendor Performance and Operations Standards      [ ] Direct Import Addendum
        (available at www.extendingthereach.com)

IN WITNESS WHEREOF, this Agreement is made effective as of the date first written above.


BEST BUY PURCHASING LLC                    VENDOR:  SLS INTERNATIONAL, INC.
(on behalf of its Affiliates)

Authorized Officer:                        Authorized Officer:
                   ------------------                         ------------------
                         (Signature)                               (Signature)

Name:    Daniel Moe                        Name:    Steven Lamar


Title:   VP-Vendor Management              Title:   President


Date:     February 28, 2006                Date:    February 21, 2006